                                                                   EXHIBIT 10.16

                            FIRST AMENDMENT TO LEASE

                  FIRST AMENDMENT TO LEASE ("Amendment") is entered into as of September 24, 1997 between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord") and RIBOGENE, INC., a California corporation ("Tenant"), with reference to the following facts:

         A. Landlord and Tenant are parties to a Lease dated as of March 7, 1997 (the "Lease") covering certain premises consisting of approximately 25,000 square feet of space in Building J in the Britannia Point Eden Business Park in Hayward, California (the "Premises"). Building J and the Premises are presently under construction pursuant to the terms of the Lease.

         B. Landlord and Tenant wish to enter into this Amendment in order to reflect a change in the street address of the Premises, to reflect changes in the tenant improvement allowance and the base rent structure for the Premises as initially defined in the Lease, to bring certain additional space under the Lease on the terms and conditions set forth herein (thereby implementing a letter agreement dated March 7, 1997 between Landlord and Tenant with respect to such additional space), and to make other related or incidental changes to the Lease. Terms not otherwise defined herein shall have the meanings given them in the Lease.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

         1. Chancre of Address of Premises. The Lease in several places identifies the address of the Premises as 3980 Point Eden Way, Hayward, CA 94545. The parties have now determined that the street address for Building J, when completed, will be 26118 Research Road, Hayward, CA 94545. Accordingly, the references to the street address of the Premises in Section 1.1 of the Lease (description of Premises), in Section 17.1 of the Lease (notice address for Tenant after the Commencement Date) and in the first paragraph of Exhibit D to the Lease (form of Acknowledgement of Lease Commencement) are hereby amended to show such address as 26118 Research Road, Hayward, CA 94545.

         2. Change in Tenant Improvement Allowance and Rent Schedule. The parties have agreed to increase the tenant improvement allowance for the Premises from $65 per square foot to $80 per square foot, and to make related changes in the base rent structure set forth in Section 3.1(a) of the Lease. To reflect those changes, the Lease is amended as follows:

                     (a) The rental table set forth in Section 3.1(a) of the Lease is amended to read in its entirety as follows:






                     [rest of page intentionally left blank]

                  "Months                Minimum Rental
                  -------                --------------
                 001  -  012             $40,000.00      ($1.60/sq ft)
                 013  -  024             $40,000.00      ($1.60/sq ft)
                 025  -  036             $44,000.00      ($1.76/sq ft)
                 037  -  048             $45,500.00      ($1.82/sq ft)
                 049  -  060             $47,250.00      ($1.89/sq ft)
                 061  -  072             $48,750.00      ($1.95/sq ft)
                 073  -  084             $50,500.00      ($2.02/sq ft)
                 085  -  096             $52,500.00      ($2.10/sq ft)
                 097  -  108             $54,250.00      ($2.17/sq ft)
                 109  -  120             $56,250.00      ($2.25/sq ft)
                 121  -  132             $58,250.00      ($2.33/sq ft)
                 133  -  144             $60,500.00      ($2.42/sq ft)
                 145  -  156             $62,750.00      ($2.51/sq ft)
                 157  -  168             $65,000.00      ($2.60/sq ft)
                 169  -  180             $67,500.00      ($2.70/sq ft)"

                     (b) Section 3.1(c) of the Lease is amended to read in its entirety as follows:

                            "(c) The minimum rental amounts specified in this
         Section 3.1 are based upon an estimated tenant improvement allowance of Eighty Dollars ($80.00) per square foot for the work to be performed by Landlord on the Premises under Section 2.4 and Exhibit C. If Landlord's total direct costs of such work (including, but not limited to, construction costs, permit fees and charges, architects', engineers' and other consulting and professional fees and all other related costs incurred in connection with the design and construction of the work, including up to $50,000 in fees incurred by Tenant for architectural, engineering, space planning and other professional services rendered by professionals approved in writing by Landlord, such approval not to be unreasonably withheld, in connection with the design of the work to be performed by Landlord on the Premises) are less than the product of Eighty Dollars ($80.00) times the area of the Premises (in square feet) as determined in good faith by Landlord's architect on the basis described in Section 3.1(b) above, then the minimum rental amounts specified in Section 3.1(a) shall be reduced by an amount equal to one cent ($0.01) per square foot per month for each One Dollar ($1.00) by which such total direct costs are less than Eighty Dollars ($80.00) times the area of the Premises in square feet. If, following completion of the initial tenant improvements in the Initial Premises, Tenant wishes to have Landlord construct additional tenant improvements in the Initial Premises at any time within six (6) years after the Commencement Date, then Landlord will provide an additional tenant improvement allowance (the "Phase II Improvement Allowance") up to a maximum of Five Hundred Thousand Dollars ($500,000.00). To the extent any of such Phase II Improvement Allowance is used, the monthly minimum rent shall be increased, commencing upon completion of the improvements constructed with the Phase II Improvement Allowance and continuing until the earlier to occur of the Termination Date of the initial term of this Lease or the date which is ten (10) years after the date of completion of the improvements constructed with the Phase II Improvement Allowance, by a supplemental rent payment in an amount equal to the amount necessary to fully amortize the funds actually expended from the Phase II Improvement Allowance on a monthly level payment basis, with an imputed return at the rate of fourteen percent (14%) per annum, over the lesser of ten (10) years or the period of time remaining to the Termination Date of the initial term of this Lease."

                     (c) Section 16.1 of the Lease is amended to increase the initial Security Deposit required from Tenant to Forty Thousand and No/100 Dollars ($40,000.00), consistent with the changes to the monthly base rent structure as set forth above.

                     (d) The second paragraph of Exhibit C of the Lease is amended to read in its entirety as follows:

                     "As reflected in Section 3.1(c) of this Lease, Landlord has agreed to make available for the interior improvements in the Premises a tenant improvement allowance of Eighty Dollars ($80.00) per square foot, subject to Tenant's rights to review and approve budget amounts and bids under this Exhibit C. Landlord's total direct costs of the interior tenant improvements (including, but not limited to, construction costs, permit fees and charges, architects', engineers' and other consulting and professional fees, and all other related costs incurred in connection with the design and construction of the work, including up to $50,000 in fees incurred by Tenant for architectural, engineering, space planning and other professional services rendered by professionals approved in writing by Landlord, such approval not to be unreasonably withheld, in connection with the design of the work to be performed by Landlord on the Premises) shall be chargeable against the tenant improvement allowance. If Landlord's actual direct costs of such interior tenant improvements are less than Eighty Dollars ($80.00) per square foot, then there shall be a rental adjustment in accordance with Section 3.1(c) of this Lease."

           3. Additional Premises. Building J, when completed, will consist of approximately 30,000 square feet of space. The Premises as defined in the Lease consist of approximately 25,000 square feet in Building J (the "Original Premises"); the remaining 5,000 square feet of Building J are defined as part of the "Option Space" in which Tenant has certain first refusal rights under
Section 1.3 of the Lease. Landlord and Tenant now wish to include such remaining 5,000 square feet of Building J (the "Additional Premises") in the space covered by the Lease, and therefore agree as follows:

                     (a) Lease of Additional Premises. Landlord leases to Tenant and Tenant hires and leases from Landlord the Additional Premises, on all of the terms, covenants and conditions set forth in the Lease as modified by this Amendment, including (but not limited to) any and all warranties relating to the Premises. The "Premises" as defined in the Lease shall be construed to include both the Original Premises and the Additional Premises, whenever the term "Premises" is used in the Lease or in this Amendment, except as otherwise expressly provided herein.

                     (b) Option Space. Clause (a) of Section 1.3 of the Lease is hereby deleted, thereby deleting the Additional Premises from the definition of the "Option Space" under the Lease, and the depiction of the "Option Space" on Exhibit A to the Lease is modified accordingly.

                     (c) Rental. The rent provisions presently found in Sections 3.1(a), (b) and (c) of the Lease (as modified in Paragraph 2 of this Amendment) shall be construed to apply solely to the Original Premises. The following rental provisions shall apply to the Additional Premises during the initial term of the Lease:

                             (i) Tenant shall pay to Landlord as minimum rental for the Additional Premises, in advance, without deduction, offset, notice or demand, on or before the Commencement Date as defined in the Lease with respect to the Original Premises and on or before the first day of each subsequent calendar month of the term of the Lease, the following amounts per month;

                       Months                Minimum Rental
                       ------                --------------
                      001  -  012            $4,250.00     ($0.85/sq ft)
                      013  -  024            $4,250.00     ($0.85/sq ft)
                      025  -  036            $4,420.00     ($0.884/sq ft)
                      037  -  048            $4,597.00     ($0.9194/sq ft)
                      049  -  060            $4,781.00     ($0.9562/sq ft)
                      061  -  072            $4,972.00     ($0.9944/sq ft)
                      073  -  084            $5,171.00     ($1.0342/sq ft)
                      085  -  096            $5,378.00     ($1.0756/sq ft)
                      097  -  108            $5,593.00     ($1.1186/sq ft)
                      109  -  120            $5,816.00     ($1.1632/sq ft)
                      121  -  132            $6,049.00     ($1.2098/sq ft)
                      133  -  144            $6,291.00     ($1.2582/sq ft)
                      145  -  156            $6,543.00     ($1.3086/sq ft)
                      157  -  168            $6,804.00     ($1.3608/sq ft)
                      169  -  180            $7,077.00     ($1.4154/sq ft)

          If the obligation to pay minimum rental hereunder commences on other than the first day of a calendar month or if the term of the Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the term of the Lease, as the case may be, shall be prorated based on the number of days the term of the Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

                             (ii) The minimum rental amounts specified in subparagraph (c)(i) above are based upon an estimated area of 5,000 square feet for the Additional Premises. If the actual area of the Additional Premises, when completed, is greater or less than 5,000 square feet, the minimum rentals specified in subparagraph (c)(i) shall be adjusted proportionately to the change in the area of the Additional Premises, as determined in good faith by Landlord's architect on the basis of measurement from the exterior faces of exterior walls, from the centerline of interior demising walls, and from the drip line of any exterior overhangs.

                             (iii) The minimum rental amounts specified in subparagraph (c)(i) above are based upon an estimated tenant improvement allowance of Fifteen and No/100 Dollars ($15.00) per square feet for the initial work to be performed by Landlord on the Additional Premises under subparagraph (g) below. If Landlord's total direct costs of such initial work (including, but not limited to, construction costs, permit fees and charges, architects', engineers' and other consulting and professional fees and all other related costs incurred in connection with the design and construction of the work), subject to Tenant's approval rights expressly set forth below with respect to certain improvement costs (such total direct costs, subject to Tenant's approval rights where applicable, being hereinafter referred to as the "Allowable Costs"), exceed the product of Fifteen Dollars ($15.00) times the area of the Additional Premises in square feet (measured in accordance with subparagraph (c)(ii) above), then such excess Allowable Costs shall be charged against the additional tenant improvement allowances described in subparagraph (h) below (up to the maximum amounts specified therein) and shall result in a rental adjustment pursuant to subparagraph (c)(iv) below, unless Tenant elects instead to pay the excess Allowable Costs from such initial work in a lump sum, in which event Tenant shall pay such excess Allowable Costs to Landlord in cash within thirty (30) days after written request from Landlord, accompanied by supporting documentation in reasonable detail with respect to the determination of such excess amount, and no rental adjustment shall be made with respect thereto. If Landlord's Allowable Costs for such initial work exceed the maximum aggregate allowances available under this subparagraph (c)(iii) and subparagraph (h) below, Tenant shall pay the amount of such excess to Landlord in cash within thirty (30) days after written request from Landlord, accompanied by supporting documentation in reasonable detail with respect to the determination of such excess amount. If Landlord's Allowable Costs for such initial work are less than Fifteen Dollars ($15.00) times the area of the Additional Premises in square feet (measured in accordance with subparagraph (c)(ii) above), then the minimum rental amounts set forth in subparagraph (c)(i) above with respect to the Additional Premises shall be reduced by an amount equal to one and three tenths cents ($0.013) per square foot per month for each One Dollar ($1.00) by which such Allowable Costs are less than Fifteen Dollars ($15.00) times the area of the Additional Premises in square feet.

                             (iv) If and when Landlord performs initial or supplemental work on the Additional Premises and the cost of such work is chargeable in whole or in part against the additional tenant improvement allowances described in subparagraph (h) below, then to the extent of such charge against the additional tenant improvement allowances, the minimum rental amounts set forth in subparagraph
          (c)(i) above shall be adjusted as follows:

                                    (A) To the extent of any charges against the
                    additional tenant improvement allowance of $50.00 per square foot under subparagraph (h) below, the minimum rental amounts specified in subparagraph (c)(i) above shall be increased by an amount equal to the applicable Recovery Rate times the area of the Additional Premises in square feet as determined under subparagraph (c)(ii) above, which increase (the "Additional TI Rent") shall become effective upon substantial completion (except for punch list items) of the improvements constructed with such additional tenant improvement allowance and shall continue throughout the remainder of the initial term of the Lease, unless Tenant elects instead to pay the amounts chargeable against such additional tenant improvement allowance in a lump sum, in which event Tenant shall pay such amounts to Landlord in cash within thirty (30) days after written request from Landlord, accompanied by supporting documentation in reasonable detail with respect to the determination of such amounts, and no rental adjustment shall be made with respect thereto. In addition, on each anniversary of the Commencement Date occurring after the date on which any Additional TI Rent under this subparagraph

                    (c)(iv)(A) becomes payable, the Additional TI Rent shall be increased to an amount equal to one hundred four percent (104%) of the amount of the Additional TI Rent that was payable in the month immediately prior to such anniversary (corresponding to the step increases already built into the basic rent schedule for the Original Premises under Section 3.1(a) of the Lease and for the Additional Premises under subparagraph (c)(i) above); provided, however, that for any Additional TI Rent under this subparagraph (c)(iv)(A) that first becomes payable other than on an anniversary of the Commencement Date, the adjustment under this sentence for the first such anniversary after the effective date of the Additional TI Rent shall be prorated based on the ratio that the number of days from such effective date to such first anniversary bears to 365. For purposes of this subparagraph, the term "Recovery Rate" shall mean (I) for any Allowable Costs expended by Landlord on or before the third (3rd) anniversary of the Commencement Date, one and three-tenths cents ($0.013) per square foot per month for each one Dollar ($1.00) charged against the additional tenant improvement allowance; (II) for any Allowable Costs expended by Landlord after the third (3rd) anniversary and on or before the fourth (4th) anniversary of the Commencement Date, one and four-tenths cents ($0.014) per square foot per month for each One Dollar ($1.00) charged against the additional tenant improvement allowance; (III) for any Allowable Costs expended by Landlord after the fourth (4th) anniversary and on or before the fifth (5th) anniversary of the Commencement Date, one and five-tenths cents ($0.015) per square foot per month for each One Dollar ($1.00) charged against the additional tenant improvement allowance; and (IV) for any Allowable Coats expended by Landlord after the fifth (5th) anniversary of the Commencement Date, one and six-tenths cents ($0.016) per square foot per month for each One Dollar ($1.00) charged against the additional tenant improvement allowance.

                                    (B) To the extent of any charges against the
                    Phase II tenant improvement allowance of $100,000.00 under subparagraph (h) below, the minimum rental amounts specified in subparagraph (c)(i) above shall be increased by a supplemental rent payment in an amount equal to the amount necessary to fully amortize the amounts charged against such Phase II allowance on a monthly level payment basis, with an imputed return at the rate of fourteen percent (14%) per annum, over the lesser of ten (10) years or the period of time remaining to the Termination Date of the initial term of the Lease, which increase shall become effective upon substantial completion (except for punch list items) of the improvements constructed with such Phase II allowance and shall continue until the end of the amortization period on which the calculation of the rental increase amount was based, unless Tenant elects instead to pay the amounts chargeable against the Phase II tenant improvement allowance in a lump sum, in which event Tenant shall pay such amounts to Landlord in cash within thirty (30) days after written request from Landlord, accompanied by supporting documentation in reasonable detail with respect to the determination of such amounts, and no rental adjustment shall be made with respect thereto.

                    (d) Operating Expenses. Section 5.1(a) of the Lease is amended to provide that Tenant's Operating Cost Share is One Hundred Percent (100%) and Section 5.1(b) of the Lease is deleted, since Tenant will now be occupying all of Building J (when completed).

                    (e) Subleasing of Additional Premises. The parties acknowledge that Tenant intends to try to sublease the Additional Premises for a limited period of time until Tenant is ready to occupy the Additional Premises itself. Landlord acknowledges that as required by Section 11.1 of the Lease, Landlord shall not unreasonably withhold its consent to any such sublease for which Landlord's consent is requested by Tenant.

                    (f) Security Deposit. Concurrently with Tenant's execution of this Amendment, Tenant shall deposit with Landlord the sum of Four Thousand Two Hundred Fifty and No/100 Dollars ($4,250.00) as an additional Security Deposit under Section 16.1 of the Lease, bringing the total Security Deposit to $44,250.00.

                    (g) Initial Improvements. The economic provisions of Exhibit C to the Lease, as it presently exists, relating to interior improvements in the "Premises" shall be construed to apply solely to the improvement of the Original Premises. Landlord agrees to undertake and diligently complete, subject to delays for causes beyond its reasonable control (excluding financial inability), interior tenant improvements in the Additional Premises in accordance with Approved Plans and Specifications to be developed, mutually approved and modified from time to time, as necessary, in accordance with the same procedures applicable to the Original Premises under Exhibit C to the Lease; the provisions and procedures applicable to the Original Premises under Exhibit C to the Lease with respect to selection of contractors, bidding of subcontracts, review and approval of plans, specifications, costs, bids and budgets, and like matters shall similarly apply to the Additional Premises under this subparagraph (g). Landlord's work in the Additional Premises shall be performed in a neat and workmanlike manner and shall conform to all applicable governmental codes, laws and regulations in force at the time such work is completed. Landlord and Tenant shall both use their best endeavors to develop, review and approve all space plans, working drawings, final drawings, specifications, changes (if applicable) and other matters relating to the Additional Premises promptly and diligently. Landlord shall make available for the initial interior improvements to the Additional Premises a basic tenant improvement allowance of Fifteen Dollars ($15.00) per square foot, subject to the rent adjustment provisions in subparagraphs (c)(iii) and (c)(iv) above. The cost of the demising wall between the Original Premises and the Additional Premises (to permit convenient subleasing of the Additional Premises by Tenant) shall be charged fifty percent (50%) to the tenant improvement allowance for the Original Premises and fifty percent (50%) to the tenant improvement allowance for the Additional Premises.

                    (h) Supplemental Improvements. Tenant shall be entitled to have Landlord perform supplemental improvements to the Additional Premises, over and above the $15.00 per square foot allowance contemplated under subparagraph
(g) above, as part of the initial build-out of the Additional Premises or at any other Lime (and from time to time) within six (6) years after the Commencement Date under the Lease. The procedure for design, approval of plans, specifications and costs, and construction of such supplemental improvements shall be the same as that provided in subparagraph (g) above for the initial improvements to the Additional Premises. Landlord shall make available for the supplemental improvements to the Additional Premises an additional basic tenant improvement allowance of Fifty Dollars ($50.00) per square foot (making an aggregate basic tenant improvement allowance of $65.00 per square foot for the Additional Premises, just as was provided for the Original Premises under the Lease), subject to the rent adjustment provisions in subparagraphs (c)(iii) and (c)(iv) above; if Landlord's Allowable Costs in connection with such supplemental improvements exceed Fifty Dollars ($50.00) per square foot, then Landlord will provide an additional Phase II tenant improvement allowance of up to One Hundred Thousand Dollars ($100,000.00) for the Additional Premises (corresponding to the $500,000 Phase II Improvement Allowance for the Original Premises under the Lease), likewise subject to the rent adjustment provisions in subparagraphs (c)(iii) and (c)(iv) above.

                    (i) Brokers. Landlord agrees to pay a brokerage commission to Cushman & Wakefield in connection with the consummation of this Amendment in accordance with a separate agreement. Tenant represents and warrants that no other broker participated in the consummation of this Amendment and agrees to indemnify, defend and hold Landlord harmless against any liability, cost or expense, including, without limitation, reasonable attorneys' fees, arising out of any claims for brokerage commissions or similar compensation in connection with any conversations, prior negotiations or other dealings by Tenant with any other broker.

         4. Full Force and Effect. Except as expressly modified in this Amendment, the Lease has not been modified or amended and remains in full force and effect. This Amendment expressly supersedes the letter agreement dated as of March 7, 1997 between Landlord and Tenant, in which Landlord and Tenant agreed to enter into a First Amendment to Lease with respect to the space defined herein as the Additional Premises.

           IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

           "Landlord"                             "Tenant"

HAYWARD POINT EDEN I LIMITED            RIBOGENE, INC., a California
PARTNERSHIP, a Delaware                 corporation
limited partnership

By:  BRITANNIA DEVELOPMENTS,
     INC., a California                 By: /s/ Timothy E. Morris
     corporation, Its                      ------------------------------------
     Managing Partner                   Its: VP Finance & Administration, CFO

     By: /s/ T. J. BRISTOW
        ----------------------------
             T. J. Bristow
             President